AMENDMENT TO THE THOMAS & BETTS CORPORATION
EXECUTIVE RETIREMENT PLAN
As Amended and Restated Effective January 1, 2005
(Including Amendments Adopted through March 6, 2009)

WHEREAS, Thomas & Betts Corporation (the “Company”) maintains the Thomas & Betts Corporation Executive Retirement Plan (the “Plan”); and

WHEREAS, the Company desires to amend the Plan to provide a maximum interest rate for purposes of determining the amount of a single-sum distribution under certain circumstances;

NOW, THEREFORE, a new Section 3.18 is added to the Plan, effective December 2, 2009, to read as follows:

3.18 Additional Section 409A Benefit

This Section 3.18 shall apply solely with respect to the Section 409A Benefit payable to or on behalf of Dominic J. Pileggi (“Pileggi”) and only in the event that (x) the interest rate applicable under Section 1.01 with respect to Pileggi’s benefit is greater than 2.50%, (y) Pileggi’s Separation from Service occurs (I) before December 31, 2011 as a result of death or Disability or following a Change in Control (as such terms are defined in the Termination Protection Agreement between Pileggi and the Company as in effect on December 2, 2009), or (II) after December 30, 2011 for any reason, and (z) Pileggi’s Grandfathered Benefit and Section 409A Benefit are each paid in the form of one single payment. In the event this Section 3.18 applies, then:

(a)	Notwithstanding Section 2.05(c), the Section 409A Benefit payable to Pileggi under Section 2.05(c) shall be equal to the excess of (i) the sum of the Present Value of the Grandfathered Benefit otherwise payable to Pileggi under Section 2.04(a) plus the Present Value of the Section 409A Benefit otherwise payable to Pileggi in the form of a 10-Year Certain and Life Annuity, over (ii) the Grandfathered Benefit paid to Pileggi under Section 2.04(a)(ii);

(b)	In the event a pre-retirement death benefit is payable to Pileggi’s surviving spouse under Section 2.07, the Section 409A Benefit payable to Pileggi’s surviving spouse under Section 2.07 shall be increased by an amount equal to the excess of the amount Pileggi’s surviving spouse would have been entitled to under Section 2.07 had an interest rate of 2.50% been used to determine such benefit, over the benefit payable to Pileggi’s surviving spouse as determined under Section 2.07 (without regard to this Section 3.18); and

(c)	Notwithstanding Section 3.09(d), in determining the Aggregate Section 409A Benefit payable to Pileggi under Section 3.09(d), his Section 409A Benefit shall be equal to the excess of (i) the sum of the Present Value of Pileggi’s Grandfathered Benefit plus the Present Value of the Section 409A Benefit otherwise payable to Pileggi in the form of a 10-Year Certain and Life Annuity, over (ii) the Grandfathered Benefit paid to Pileggi under Section 3.09(c).

For purposes of this Section 3.18, “Present Value” shall mean the equivalent value when computed based on the UP-84 Mortality Table and an interest rate of 2.50%; provided, however, that the lump sum factor to be used in determining the Present Value if Pileggi incurs a Separation from Service after his Normal Retirement Date shall be the same lump sum factor as would be used with respect to an age 65 Retiree receiving a lump sum payment of his benefit as of the same date. This Section 3.18 shall be interpreted and construed so as to increase (and not to duplicate) the benefit payable under the Plan to or on behalf of Pileggi, but only under the circumstances described in this Section 3.18.

IN WITNESS WHEREOF, Thomas & Betts Corporation has caused this instrument to be executed by its duly authorized representative this        day of December, 2009.

Attest:	THOMAS & BETTS CORPORATION
By: /s/ J.N.Raines

J.N. Raines Vice President – General Counsel